Exhibit No. 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Carla Haugen, Director of Investor Relations
(612) 291-6146 or carla.haugen@bestbuy.com

Jim Press Joins Best Buy
Board of Directors

MINNEAPOLIS, Dec. 20, 2006 — Best Buy Co., Inc. (NYSE: BBY) today announced the appointment of James E. Press to its board of directors. Press, the president of Toyota Motor North America, will be a Class 2 director with a term expiring in 2007.

“We are delighted to welcome Jim Press to Best Buy’s board of directors,” said Richard Schulze, Best Buy’s founder and chairman of the board. “Jim is a thoughtful and humble leader who respects the importance of tradition and legacy while innovating to provide customers with extraordinary experiences. Jim believes in aligning with customers to develop and maintain long-term relationships and so do we. This reverence for the customer coupled with his global experiences and knowledge of sales, logistics and distribution makes Jim an excellent addition to our board.”

A life-long car lover, Press began his career by completing a work-study program at General Motors’ assembly plant while in college and then taking a job with Ford Motor Company after graduation. In 1970 he became one of the first few hundred employees to join Toyota in the United States and spent the last 36 years in positions of increasing responsibility at that automobile manufacturer. Today, Press is the president Toyota Motor North America as well as a managing officer of Toyota Motor Corporation Ltd., the parent company in Japan.  He is one of the first non-Japanese in Toyota’s history to hold these positions.

Jim Press Joins Best Buy Board of Directors

Press was the first international automotive executive elected to chair the Alliance of Automobile Manufacturers, the industry’s top trade group, and currently is serving his second term as the chairman of this association. He has received the “Distinguished Service Citation Award” from the Automotive Hall of Fame and was named an industry “All-Star” by both Automotive News and Automobile Magazine.

Along with his work for Toyota, Press serves on the boards of Automotive Youth Educational Systems, the Association of International Automobile Manufacturers, the Detroit Area Council of the Boy Scouts of America, the Toyota Technological Institute at Chicago, and the Southern California Committee for the Olympic Games. In addition, he is a member of the advisory board of Pittsburgh State University (Pittsburgh, Kan.) and of the Switzer Center School (Torrance, Calif.). He also serves on the boards of trustees for the College for Creative Studies (Detroit) and the Chadwick School (Rolling Hills, Calif.)

Press holds a bachelor of science degree in business administration from Kansas State College (now Pittsburgh State University). A competitive swimmer, Press was awarded the Gold Medallion by the International Swimming Hall of Fame.

The company’s shareholders will be asked to ratify the appointment of Press to the Best Buy board of directors at the annual meeting of shareholders scheduled for June 27, 2007.  With the addition of Press, the size of the Best Buy board of directors stands at 13.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 1,150 retail stores across the United States, Canada and in China, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuy.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com) and Five Star (Five-Star.cn). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

# # #